Exhibit 10.18

                     SECOND AMENDMENT TO
                 ENRON CORP. 1991 STOCK PLAN
       (As Amended and Restated Effective May 4, 1999)


WHEREAS, ENRON CORP. (the "Company") and the stockholders of the Company have heretofore approved and adopted the Enron
Corp. 1991 Stock Plan (As Amended and Restated Effective May
4, 1999)(the "Plan"); and

WHEREAS, the Company desires to amend the Plan.

NOW, THEREFORE, the Plan is amended as follows:

1. Section 2.2 is deleted and the following is inserted in its place:

     "2.2 Subject to the terms of the Plan and applicable law, the Committee shall have sole power, authority and discretion to: (i) designate Participants; (ii) determine the types of Awards to be granted to a Participant under the Plan; (iii) determine the number of Shares to be covered by or with respect to which payments, rights, or other matters are to be calculated in connection with Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, under what circumstances and how Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or may be canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;
     (vii) interpret, construe and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) make a determination as to the right of any person to receive payment of an Award or other benefit; (x) except for awards made to persons subject to Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or New York Stock Exchange listing requirements, delegate to individuals in specified officer positions of the Company the authority to make and issue awards for a specified number of Shares subject to the terms and provisions of the Plan, and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.


2. Paragraph (u) under Section 11 regarding definitions is deleted and the following definition of "Retirement" is inserted in its place:

     (u) "Retirement" shall mean (i) (a) with respect to an Employee of the Company or one of its Affiliates, with the consent of the Committee, after age 55 with at least five years of service, the Employee's termination of employment, or (b) upon or after age 71 the employee's termination of employment and commencement of receipt of benefits accrued under the Enron Corp. Cash Balance Plan, and (ii) with respect to a Director of the Company, with the consent of a majority of the Board of Directors of the Company, termination of service as a Director or Honorary Director after at least five (5) years of continuous service, or upon or after the date the Director attains age 72."

AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.

Date:  October 13, 1999            ENRON CORP.


                              By:  /s/ MARY K. JOYCE
                                    Mary K Joyce
                              Title: Vice-President,
                                     Compensation & Benefits

ATTEST:


By: /s/ REBECCA C. CARTER
Title: